LEHIGH TAX CREDIT PARTNERS L.L.C.
                               625 Madison Avenue
                            New York, New York 10022

                                                             September 26, 1997

             OFFER TO PURCHASE EXTENDED TO FRIDAY, OCTOBER 24, 1997

                                  $530 PER BAC


To BACs holders in Freedom Tax Credit Plus L.P.:

                  Lehigh Tax Credit Partners L.L.C., a Delaware limited liability company (the "Purchaser"), has extended its offer to purchase up to 18,224 of the outstanding Beneficial Assignment Certificates ("BACs") representing assignments of limited partnership interests of Freedom Tax Credit Plus L.P. (the "Partnership") for a cash purchase price of $530 per BAC, net to the seller in cash, upon the terms and subject to the conditions in the Offer to Purchase, dated August 27, 1997, and the related Letter of Transmittal (which together constitute the "Offer"). UNLESS EXTENDED BY THE PURCHASER, THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 24, 1997. Except as described herein, all other terms and conditions of the Offer remain unchanged.

                  If you have already tendered your BACs pursuant to the Offer, we appreciate your participation and no further action is required.

                  If you have not already tendered and wish to do so now, please complete the enclosed Letter of Transmittal and forward it to The Herman Group in the business reply envelope provided.

                  Certain historical and factual statements and information contained in the Offer to Purchase pertaining to the Partnership (such as information with respect to the properties or financial statements of the Partnership) were taken directly from statements and information included in the Partnership's publicly filed reports and documents. The Purchaser did not prepare any such information and makes no representation as to the accuracy or completeness of such statements or information.

               This letter shall be deemed to amend the Offer to Purchase. Should you have any questions, Please contact The Herman Group, Inc. at
(800) 555-2649.  Informed and courteous agents are available to assist you.

                                               LEHIGH TAX CREDIT PARTNERS L.L.C.